HOUSTON AMERICAN ENERGY ANNOUNCES Q4 AND FY 2018 RESULTS, INCREASED REVENUE AND FOURTH QUARTER PROFITABILITY

Houston, TX – April 1, 2019 – Houston American Energy Corp. (NYSE American: HUSA) today announced financial results for its fourth quarter and year ended December 31, 2018. Net income for the fourth quarter of 2018 was $64,665 compared to a net loss of $282,663 for the fourth quarter of 2017. For the twelve months ended December 31, 2018, net loss was $251,336 compared to a net loss of $2,037,614 for the twelve months ended December 31, 2017.

The improvement in quarterly and full year operating results reflects substantial increases in oil and gas revenue, receipt of a lease bonus from the extension of a mineral acreage lease in Louisiana and the results of the company’s cost control measures. Oil and gas revenues were up 256% for the year, to $2,243,325 for 2018 as compared to $630,392 in 2017. The increase in revenues was attributable to production from the Company’s Reeves County, TX wells which came on line late in 2017. The Company’s commitment to lower operating costs and stringent financial controls had a positive impact during the year with general and administrative costs decreasing 33% to $1,422,560 in 2018 from $2,128,667 in 2017.

Other financial metrics improved in 2018, highlighted by:

●	Cash flow from operating activities of $360,792 for the year ended December 31, 2018 vs. cash used in operating activities of $1,716,847 for the year ended December 31, 2017
●	Proved reserve PV10 valuation of $7,714,648 at December 31, 2018 vs. $6,848,855 at December 31, 2017
●	Cash on hand of $755,702 at December 31, 2018 vs. $392,062 at December 31, 2017
●	A current ratio of 15:1 at December 31, 2018 vs. 5:1 at December 31, 2017
●	Total liabilities of $145,478 at December 31, 2018 vs. $236,560 at December 31, 2017; and
●	No long-term debt

James Schoonover, interim CEO stated, “2018 was a pivotal transition year for Houston American Energy, highlighted by substantial production and revenue growth, diversification of our asset base and potential future revenue sources and a keen focus on controlling and lowering costs, culminating in a net profit in the fourth quarter. Reeves County production, which came on line in late 2017 drove production and revenue growth for the year. With a salt water disposal well serving Reeves County expected to come on line in the near future, we expect field level operating costs to go down and profitability to increase. If we see improved profitability, we expect that our new operator will resume development of our Reeves County holdings.

“In 2018, we added to our prospect inventory with our acquisition of an acreage position in Yoakum County and our lease of a portion of our Louisiana acreage to a third party operator. In Yoakum County, drilling of an initial well has been completed and production facilities are in progress with fracking of the well expected in early 2Q 2019. Assuming successful completion, we expect the well to move onto production and sales promptly following completion.

“In East Baton Rouge Parish, Louisiana, we leased to a third party operator/lessee our interest in a 744-acre tract for which we received a lease bonus of $133,335 and a royalty of 22.5% gross (5.273% net). The operator/lessee of the East Baton Rouge Parish acreage has indicated that its plans to drill an initial well to test the Lower Tuscaloosa Formation.

“Our drilling operations in Yoakum County, together with potential drilling of a well in East Baton Rouge Parish, offer potential diversification and growth in revenues which, together with cost containment efforts, we believe will serve as a foundation for a return to profitability and growth. In addition to the potential drilling of additional wells on our current acreage, we continue to look for opportunities that will enhance shareholder value.”

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp. is a publicly-traded independent energy company with interests in oil and natural gas wells, minerals and prospects. The Company’s business strategy includes a property mix of producing and non-producing assets with a focus on the Permian Basin in Texas, Louisiana and Colombia.

Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate, including statements regarding our ability to continue to grow revenues, reduce costs and achieve profitability, the timing of a salt water disposal well coming on line in Reeves County and cost savings associated with the same, the timing of completion of our Yoakum County well, the drilling, and timing of drilling, of additional wells on existing acreage, the ultimate drilling, and success of drilling, of a well in East Baton Rouge Parish, and our ability to secure additional opportunities that enhance shareholder value. Our ability to grow revenues, reduce costs, attain profitability, drill and complete wells, and the timing thereof, and secure additional opportunities that enhance shareholder value are subject to numerous risk factors, including potential fluctuations in energy prices and third party costs, rates of decline of production, ultimate performance of wells, our ability to finance acquisition and drilling of prospects, and competition for opportunities, among other risks described in our reports filed with the Securities and Exchange Commission.

For additional information, view the company’s website at www.houstonamerican.com or contact Houston American Energy Corp. at (713) 222-6966.